Exhibit 99.1

QUEST DIAGNOSTICS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

•	Revenues from continuing operations of $1.9 billion, up 4.8% versus prior year

•	Adjusted diluted EPS from continuing operations of $1.08, up 1.9% versus prior year

•	Reported diluted EPS from continuing operations of $0.92, 7% below prior year

•	Cash from operations of $280 million, up 34% versus prior year

•	Full year 2014 revenues now expected to be up 2.5% to 3.5%, versus up 2% to 4% previously

•	Full year 2014 adjusted diluted EPS range narrowed to $4.00 to $4.10 from $3.95 to $4.15 previously

MADISON, N.J., JULY 24, 2014 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the second quarter ended June 30, 2014, adjusted income from continuing operations was $157 million, or $1.08 per diluted share, compared to $164 million, or $1.06 per diluted share, for 2013.

For the second quarter of 2014, reported income from continuing operations was $133 million, or $0.92 per diluted share, compared to $152 million, or $0.99 per diluted share, in 2013. Income from continuing operations in the second quarter of 2014 was negatively impacted by $24 million, or $0.16 per diluted share, primarily related to restructuring and integration costs associated with recent acquisitions and the company's ongoing efforts to drive operational excellence and simplify the organization. In the second quarter of 2013, income from continuing operations was reduced by $0.07 per diluted share related to restructuring and integration costs.

Revenues from continuing operations were $1.9 billion for the second quarter, 4.8% better than the prior year. Diagnostic information services revenues increased 5.3% compared to a year ago. Volume, measured by the number of requisitions, increased 7.7% versus the prior year and revenue per requisition was 2.3% below the prior year. Acquisitions contributed approximately 7% to revenues in the quarter and reduced revenue per requisition approximately 1%.

For the second quarter of 2014, adjusted operating income from continuing operations was $296 million, or 15.5% of revenues, compared to $308 million, or 16.9% of revenues, for 2013. For the second quarter of 2014, reported operating income from continuing operations was $262 million, or 13.8% of revenues, compared to $289 million, or 15.9% of revenues, in 2013. Cash provided by operations was $280 million, compared to $208 million in the second quarter of 2013. Capital expenditures were $49 million in the second quarter of 2014.

“Quest Diagnostics grew revenues 5% and increased EPS 2%, as we continued to make good progress executing our strategy, and as underlying trends improved for pricing and volume,” said Steve Rusckowski, President and CEO. “We saw strong testing growth in infectious disease, prescription drug monitoring and general health and wellness, and launched our OncoVantage solid tumor cancer panel through an exclusive relationship with Memorial Sloan Kettering Cancer Center. We are on track to meet our commitments for 2014.”

First Half Performance

Revenues from continuing operations were $3.6 billion for the first six months of 2014, 1.3% better than the prior year. Adjusted income from continuing operations was $279 million, or $1.92 per diluted share, compared to $307 million, or $1.95 per diluted share, in 2013. On a reported basis, income from continuing operations was $237 million, or $1.63 per diluted share, compared to $268 million, or $1.71 per diluted share, in 2013.

Adjusted operating income from continuing operations for the first half of 2014 was $532 million, or 14.6% of revenues, compared to $579 million, or 16.1% of revenues, for 2013. On a reported basis, operating income from continuing operations was $470 million, or 12.9% of revenues, compared to $516 million, or 14.3% of revenues, in 2013. Cash provided by operations was $364 million, compared to $255 million in the first six months of 2013.

Outlook for 2014

For 2014, the company estimates results from continuing operations, before special items, as follows:

•	Revenues expected to increase 2.5% to 3.5% compared to the prior year, versus previous guidance of up 2% to 4%;

•	Adjusted diluted EPS to be between $4.00 and $4.10, versus previous guidance of between $3.95 and $4.15;

•	Cash provided by operations to approximate $900 million, unchanged; and

•	Capital expenditures to approximate $300 million, unchanged

Note on Non-GAAP Financial Measures

As used in this press release, the term “adjusted” refers to the operating performance measures that exclude restructuring, integration and other charges. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.
The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-673-3572 for domestic callers or 402-220-6435 for international callers. Telephone replays will be available from 10:30 a.m. Eastern Time on July 24 until midnight Eastern Time on August 24, 2014.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics is the world's leading provider of diagnostic information services needed to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the Company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the Company's most recently filed Annual Report on Form 10-K and in any of the Company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

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Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2014 and 2013
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net revenues	$1,902	$1,815	$3,648	$3,602

Operating costs and expenses:
Cost of services	1,174	1,094	2,275	2,186
Selling, general and administrative	440	418	855	866
Amortization of intangible assets	25	20	47	39
Other operating expense (income), net	1	(6)	1	(5)
Total operating costs and expenses	1,640	1,526	3,178	3,086

Operating income	262	289	470	516

Other income (expense):
Interest expense, net	(42)	(40)	(81)	(80)
Equity in earnings of equity method investees	6	7	12	13
Other income, net	3	—	4	4
Total non-operating expenses, net	(33)	(33)	(65)	(63)

Income from continuing operations before taxes	229	256	405	453
Income tax expense	87	95	152	168
Income from continuing operations	142	161	253	285
Income from discontinued operations, net of taxes	—	13	—	33
Net income	142	174	253	318
Less: Net income attributable to noncontrolling interests	9	9	16	17
Net income attributable to Quest Diagnostics	$133	$165	$237	$301

Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$133	$152	$237	$268
Income from discontinued operations, net of taxes	—	13	—	33
Net income	$133	$165	$237	$301

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.92	$0.99	$1.64	$1.72
Income from discontinued operations	—	0.08	—	0.21
Net income	$0.92	$1.07	$1.64	$1.93

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.92	$0.99	$1.63	$1.71
Income from discontinued operations	—	0.08	—	0.21
Net income	$0.92	$1.07	$1.63	$1.92

Weighted average common shares outstanding:
Basic	144	153	144	155
Diluted	145	154	145	157

Operating income as a percentage of net revenues	13.8%	15.9%	12.9%	14.3%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
June 30, 2014 and December 31, 2013
(in millions, except per share data)
(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$144	$187
Accounts receivable, net	963	852
Inventories	109	91
Deferred income taxes	164	148
Prepaid expenses and other current assets	125	105
Total current assets	1,505	1,383
Property, plant and equipment, net	884	805
Goodwill	6,024	5,649
Intangible assets, net	1,117	896
Other assets	227	215
Total assets	$9,757	$8,948

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$1,038	$920
Short-term borrowings and current portion of long-term debt	220	212
Total current liabilities	1,258	1,132
Long-term debt	3,738	3,120
Other liabilities	642	723
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both June 30, 2014 and December 31, 2013; 215 shares issued at both June 30, 2014 and December 31, 2013	2	2
Additional paid-in capital	2,394	2,379
Retained earnings	5,500	5,358
Accumulated other comprehensive loss	(8)	(8)
Treasury stock, at cost; 71 shares at both June 30, 2014 and December 31, 2013	(3,796)	(3,783)
Total Quest Diagnostics stockholders' equity	4,092	3,948
Noncontrolling interests	27	25
Total stockholders' equity	4,119	3,973
Total liabilities and stockholders' equity	$9,757	$8,948

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2014 and 2013
(in millions)
(unaudited)

	Six Months Ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$253	$318
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156	142
Provision for doubtful accounts	148	139
Deferred income tax benefit	(26)	(11)
Stock-based compensation expense	25	17
Excess tax benefits from stock-based compensation arrangements	—	(3)
Gain on sale of business	—	(22)
Other, net	(2)	(1)
Changes in operating assets and liabilities:
Accounts receivable	(191)	(213)
Accounts payable and accrued expenses	(39)	(68)
Income taxes payable	44	(35)
Other assets and liabilities, net	(4)	(8)
Net cash provided by operating activities	364	255

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(723)	(180)
Proceeds from sale of businesses	—	266
Capital expenditures	(117)	(105)
Increase in investments and other assets	(1)	—
Net cash used in investing activities	(841)	(19)

Cash flows from financing activities:
Proceeds from borrowings	1,738	578
Repayments of debt	(1,159)	(415)
Purchases of treasury stock	(57)	(512)
Exercise of stock options	30	63
Excess tax benefits from stock-based compensation arrangements	—	3
Dividends paid	(91)	(95)
Distributions to noncontrolling interests	(14)	(13)
Other financing activities, net	(13)	(10)
Net cash provided by (used in) financing activities	434	(401)

Net change in cash and cash equivalents	(43)	(165)

Change in cash and cash equivalents included in assets held for sale	—	17

Cash and cash equivalents, beginning of period	187	296

Cash and cash equivalents, end of period	$144	$148

Cash paid during the period for:
Interest	$82	$84
Income taxes	$138	$205

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Income from continuing operations	$133	$152	$237	$268
Income from discontinued operations, net of taxes	—	13	—	33
Net income attributable to Quest Diagnostics’ common stockholders	$133	$165	$237	$301

Income from continuing operations	$133	$152	$237	$268
Less: Earnings allocated to participating securities	—	—	1	1
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$133	$152	$236	$267

Weighted average common shares outstanding - basic	144	153	144	155
Effect of dilutive securities:
Stock options and performance share units	1	1	1	2
Weighted average common shares outstanding - diluted	145	154	145	157

Earnings per share attributable to Quest Diagnostics' common stockholders - basic:
Income from continuing operations	$0.92	$0.99	$1.64	$1.72
Income from discontinued operations	—	0.08	—	0.21
Net income	$0.92	$1.07	$1.64	$1.93

Earnings per share attributable to Quest Diagnostics' common stockholders - diluted:
Income from continuing operations	$0.92	$0.99	$1.63	$1.71
Income from discontinued operations	—	0.08	—	0.21
Net income	$0.92	$1.07	$1.63	$1.92

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues, income from continuing operations attributable to Quest Diagnostics' stockholders, and diluted earnings per common share represent the Company's results before the impact of restructuring, integration and other charges. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended June 30, 2014
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	Other
	As Reported	(a)	(b)	As Adjusted
Operating income	$262	$27	$7	$296
Operating income as a % of net revenues	13.8%	1.4%	0.3%	15.5%
Income from continuing operations attributable to Quest Diagnostics' stockholders (c)	$133	$19	$5	$157
Diluted earnings per common share	$0.92	$0.13	$0.03	$1.08

(a)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($11 million in cost of services and $16 million in selling, general and administrative expenses).

(b)	Principally represents costs incurred related to the settlement of legal matters.

(c)	For the restructuring, integration and other charges, income tax benefits, where recorded, were calculated using a combined federal and state rate of 38.2%.

	Six Months Ended June 30, 2014
	(dollars in millions, except per share data)
		Restructuring and Integration Charges	Other
	As Reported	(d)	(e)	As Adjusted
Operating income	$470	$51	$11	$532
Operating income as a % of net revenues	12.9%	1.4%	0.3%	14.6%
Income from continuing operations attributable to Quest Diagnostics' stockholders (f)	$237	$34	$8	$279
Diluted earnings per common share	$1.63	$0.24	$0.05	$1.92

(d)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($23 million in cost of services and $28 million in selling, general and administrative expenses).

(e)	Principally represents costs incurred related to the settlement of legal matters.

(f)	For the restructuring, integration and other charges, income tax benefits, where recorded, were calculated using a combined federal and state rate of 38.2%.

	Three Months Ended June 30, 2013
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(g)	As Adjusted
Operating income	$289	$19	$308
Operating income as a % of net revenues	15.9%	1.0%	16.9%
Income from continuing operations attributable to Quest Diagnostics' stockholders (h)	$152	$12	$164
Diluted earnings per common share	$0.99	$0.07	$1.06

(g)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($7 million in cost of services and $12 million in selling, general and administrative expenses).

(h)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.4%.

	Six Months Ended June 30, 2013
	(dollars in millions, except per share data)
		Restructuring and Integration Charges
	As Reported	(i)	As Adjusted
Operating income	$516	$63	$579
Operating income as a % of net revenues	14.3%	1.8%	16.1%
Income from continuing operations attributable to Quest Diagnostics' stockholders (j)	$268	$39	$307
Diluted earnings per common share	$1.71	$0.24	$1.95

(i)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business ($24 million in cost of services and $39 million in selling, general and administrative expenses).

(j)	For the restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 38.4%.

3)
Other operating expense (income), net includes miscellaneous income and expense items related to operating activities. For both the three and six months ended June 30, 2013, other operating expense (income), net includes a gain of $6 million resulting from consideration associated with certain non-compete agreements.

4)
Other income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended June 30, 2014, other income, net includes a gain of $2 million, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

Other income, net for both the six months ended June 30, 2014 and 2013, includes gains of $4 million, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

5)
On April 9, 2013, the Company completed the sale of its HemoCue diagnostic products business. As a result, income from discontinued operations, net of taxes, for the three and six months ended June 30, 2013, include a gain of $13 million associated with the sale of HemoCue. In addition, income from discontinued operations, net of taxes for the six months ended June 30, 2013, includes discrete tax benefits of $20 million associated with favorable resolution of certain tax contingencies related to our NID business, which was wound down in 2006.

6)
For the three months ended June 30, 2014, the Company repurchased 0.4 million shares of its common stock at an average price of $57.74 per share for $25 million. For the six months ended June 30, 2014, the Company repurchased 1.0 million shares of its common stock at an average price of $54.84 per share for $57 million. At June 30, 2014, $771 million remained available under the Company’s share repurchase authorizations.

7)
The outlook for adjusted diluted earnings per common share represents management’s estimates for the full year 2014 before the impact of restructuring, integration and other charges. This measure is presented because management believes it is a useful adjunct to the corresponding amount determined under accounting principles generally accepted in the United States since it is meaningful to evaluate the Company’s ongoing operating performance and is on a basis consistent with previous estimates of diluted earnings per common share. Adjusted diluted earnings per common share is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2014 diluted earnings per common share outlook, on an adjusted basis, to the corresponding amount determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of restructuring, integration and other charges.

	Outlook for 2014 Before Special Items
		Restructuring and Integration Charges	Other
	As Reported	(a)	(b)	As Adjusted
Diluted earnings per common share	$3.71 - $3.81	$0.24	$0.05	$4.00 - $4.10

(a)	Represents pre-tax costs of $51 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business.

(b)	Represents pre-tax costs of $11 million principally related to the settlement of legal matters.